SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
                   or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                               Commission File Number 33-58639

            THE WESTERN COMPANY RETIREMENT SAVINGS PLAN (AS AMENDED)
             (Exact name of registrant as specified in its charter)

                          5500 NORTHWEST CENTRAL DRIVE
                              HOUSTON, TEXAS 77092
                                 (713) 462-4239
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       INTERESTS IN THE ABOVE-REFERENCED PLAN AND SHARES OF COMMON STOCK,
 PAR VALUE $0.10 PER SHARE, OF BJ SERVICES COMPANY OFFERED PURSUANT TO THE PLAN
              (Title each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)   [ ]   Rule 12h-3(b)(1)(ii)  [ ]
                Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(2)(i)   [ ]
                Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii)  [ ]
                Rule 12g-4(a)(2)(ii)  [ ]   Rule 15d-6            [ ]
                Rule 12h-3(b)(1)(i)   [X]

     Approximate  number of holders of record as of the  certification or notice
date:                                NONE

     Pursuant to the requirements of the Securities Exchange Act of 1934, BJ Services Retirement Thrift Plan, as successor to The Western Company Retirement Savings Plan (as amended), has caused this certification to be signed on its behalf by the undersigned duly authorized person.

Date: June 27, 1997               BJ Services Retirement Thrift Plan

                                  By:    /s/ Margaret B. Shannon
                                         -------------------------------------
                                  Name:  Margaret B. Shannon
                                  Title: Vice President and General Counsel of
                                         BJ Services Company on behalf of
                                         BJ Services Retirement Thrift Plan